Exhibit 8.2

[                    ], 2005

Mykrolis Corporation

129 Concord Road

Billerica, MA 01821

Re:	Tax Opinion Regarding Merger of Mykrolis Corporation with and into Eagle DE, Inc.

Ladies and Gentlemen:

We have acted as counsel to Mykrolis Corporation, a Delaware corporation (“Mykrolis”), in connection with (i) the merger (the “Merger”) of Mykrolis with and into Eagle DE, Inc. (to be renamed Entegris, Inc.), a Delaware corporation (“Entegris”), that is contemplated to occur pursuant to the Agreement and Plan of Merger, dated as of March 21, 2005 (the “Merger Agreement”), by and among Entegris, Inc., a Minnesota corporation (“Old Entegris”), Entegris and Mykrolis, and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission in connection with the Merger and the immediately preceding merger (the “Reincorporation Merger”) of Old Entegris with and into Entegris pursuant to the Agreement and Plan of Merger dated as of March 21, 2005 between such parties (the “Reincorporation Agreement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement and Reincorporation Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Reincorporation Agreement, the Registration Statement, and the Proxy Statement/Prospectus. For purposes of this opinion, we have assumed that the Reincorporation Merger and Merger will be consummated in the manner described in the Reincorporation Agreement, the Merger Agreement, the Registration Statement, and the Proxy Statement/Prospectus (assuming satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof), and in accordance with the Delaware General Corporation Law and the Minnesota Business Corporation Act. We have also assumed that the representation letters, dated as of the date hereof, that Entegris, Old Entegris, and Mykrolis have provided to us are true and accurate as of the date hereof and will remain true and accurate as of the effective time of the Reincorporation Merger and as of the Effective Time. In addition, we have assumed that all statements in such representation letters made “to the best knowledge” of any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Furthermore, we have assumed that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the foregoing and to the qualifications and limitations set forth herein, and to the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that: (i) for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) accordingly, the statements regarding U.S. federal income tax consequences of the Merger set forth in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences” insofar as they constitute statements of law or legal conclusions are true in all material respects and describe all of the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any tax consequences of the Reincorporation Merger or any non-income tax or any foreign, state or local tax consequences of the Merger.

Our opinion is based on the Code, Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof, which could change at any time, possibly with retroactive effect. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable. No ruling has been sought from the Internal Revenue Service by Entegris, Old Entegris or Mykrolis as to the federal income tax consequences of the Merger, and neither the Internal Revenue Service nor any court is bound by our opinion herein. No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any transactions under any non-income tax or state, local, or foreign tax law or the tax consequences of any transaction other than the Merger contemplated or entered into by Entegris, Old Entegris or Mykrolis. We do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

Any inaccuracy in, or breach of, any of the aforementioned factual statements, representations or assumptions or any change in applicable law after the date hereof could affect our conclusions.

This opinion is solely for your benefit and the benefit of your shareholders and shall not inure to the benefit of any other person. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the sections of the Proxy Statement/Prospectus entitled “Summary—Material U.S. Federal Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Ropes & Gray LLP